Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Foundation Building Materials, Inc. on Form S-1 of our report dated November 4, 2016, relating to the consolidated financial statements of LSF9 Cypress Holdings, LLC and subsidiaries as of December 31, 2015 (Successor) and 2014 (Predecessor) and for the period from October 9, 2015 to December 31, 2015 (Successor), for the period from January 1, 2015 to October 8, 2015 (Predecessor), and for the year ended December 2014 (Predecessor), appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

Costa Mesa, CA

February 3, 2017